Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

BY AND BETWEEN

I.P. CONTAINER HOLDINGS (SPAIN) S.L.

AND

COFIPAC

DATED SEPTEMBER 15, 2005

i

EXHIBIT I	INITIAL BUSINESS PLAN

ii

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”)

BY AND BETWEEN:

I.P. CONTAINER HOLDINGS (Spain) S.L., a corporation organized and existing under the laws of Spain with capital of EUR 6,000, having its registered office at 20, General Yagüe, Madrid, 28020, Spain and currently undergoing registration of its company number, duly represented by Mr. Marc Van Lieshout (“IP”), and

COFIPAC, a société anonyme (corporation) with managing board and supervisory board, organized and existing under the laws of Morocco with a share capital of MAD 490,000,000, having its registered office in Casablanca at 67, avenue de l’Armée Royale and registered under number 126.553 with the Registry of Commerce of Casablanca, duly represented by Mr. Aziz Qadiri (“COFIPAC”),

(IP and COFIPAC, collectively, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, COFIPAC is a wholly-owned subsidiary of FINANCIERE PAPIER ET CARTON KADIRIA, abbreviated as FINAPACK, a société anonyme (corporation) with managing board and supervisory board, organized and existing under the laws of Morocco with a share capital of MAD 226,000,000, having its registered office at Casablanca (Aïn Sebaâ) – Route Secondaire 110, boulevard Chefchaouni and registered under number 93.957 with the Registry of Commerce of Casablanca (“FINAPACK”);

WHEREAS, IP is a wholly-owned subsidiary of International Paper Company (“IPC”), a US corporation having its head office at 400 Atlantic Street, Stamford, Connecticut 06921, USA;

WHEREAS, FINAPACK and IP have entered into that Share Purchase Agreement of even date herewith (the “SPA”), pursuant to the terms and subject to the conditions of which FINAPACK has agreed to sell to IP and IP has agreed to purchase from FINAPACK 51% of the equity and voting rights of GROUPE CMCP, a société anonyme organized and existing under the laws of Morocco with a share capital being reduced to MAD 448,220,000, divided into 4,482,200 shares with a nominal value of MAD 100 each, with its registered office in Kénitra in the Industrial Quarter, and registered with the Registry of Commerce of Kénitra under number 9.919 (“CMCP”);

WHEREAS, IP has also agreed under a separate agreement to acquire from various shareholders a number of shares representing 15.49% of the equity and voting rights of CMCP, following which IP shall own 2,980,551 shares representing 66.49% of the outstanding shares of CMCP (the “Shares”) and COFIPAC shall own the remaining 1,501,649 Shares, or 33.51% of the Shares;

WHEREAS, the Parties desire to enter into this Agreement to set forth certain terms and conditions concerning their relationship as shareholders in CMCP and to provide for the orderly governance and management of CMCP following the consummation of the transactions contemplated by the SPA;

NOW, THEREFORE, in consideration of the premises and covenants set forth below and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person: (a) any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code (Code de Commerce), or (b) any Person that serves as a director or officer of such specified Person.

“Business Day” shall mean any day other than a Saturday, Sunday or other days on which banking institutions are authorized or obligated by law to be closed in Casablanca or Paris, as the case may be.

“Cause” shall mean, in connection with the removal of a Director or senior manager of CMCP, such Person’s (i) willful and continued failure to perform his or her duties as a Director or senior manager of CMCP, (ii) gross negligence that results in a material financial injury to CMCP or any of its Subsidiaries, (iii) bankruptcy or other insolvency proceeding or (iv) involvement in any criminal charges.

“Closing” and “Closing Date” shall have the respective meanings ascribed thereto in the SPA.

“Control” shall have the meaning ascribed thereto in Article L.233-3 of the French Commercial Code (Code de Commerce).

“Equity Securities” with respect to any Person, shall mean: (i) any common and preferred shares; (ii) any other instruments convertible, exercisable or exchangeable for common or preferred shares; (iii) any other equity or equity-linked security issued from time to time; and (iv) any rights to acquire common or preferred shares or any other equity or equity-linked security which may be issued in the future.

“Fair Market Value” with respect to any property, shall mean, as of a particular date, a good faith determination of the amount that a willing and informed buyer would pay a willing seller in an arm’s length transaction, to acquire such property; provided, that for purposes of any Share Transfer contemplated by this Agreement, the fair market value of the Shares to be transferred shall be determined on the basis of the value of CMCP without taking into account any premium or discount (subject to the provisions of Section 6.2(ii)). In the event that the Parties cannot agree on such an amount within thirty (30) days of either Party’s notice to that effect to the other, Fair Market Value shall be finally determined within ninety (90) days of appointment by the Moroccan subsidiary of an investment bank of international standing independent of the Parties and jointly appointed by them (or, failing such joint appointment, by the President of the Tribunal de Commerce de Paris at the request of the most diligent Party), using customary valuation techniques. The fees and expenses of such investment bank shall be shared equally between the Parties.

“Governmental Authority” shall mean any government or any subdivision of the foregoing, authority, agency, commission, or other similar body including any control commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body of any jurisdiction.

“Permitted Transfer” shall mean any Transfer pursuant to Section 4.2.

“Permitted Transferee” shall mean any transferee pursuant to a Permitted Transfer.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, proprietorship, other business organization or entity, trust, union, unincorporated association, Governmental Authority or other organization.

“Representative” shall mean, with respect to any Person, the officers, directors, managers, employees, agents or other representatives (including any investment banker, attorney or accountant retained by such Person) acting on behalf of such Person.

“Shareholder” shall mean each of IP or COFIPAC.

“Shares” shall mean the shares, par value of one hundred (100) dirhams per share, of CMCP, or, in the event of any change in the number or character of any of the foregoing by reason of any merger, stock dividend or split, combination of shares or similar event, any securities replacing the foregoing, subject to any appropriate adjustments to fairly and equitably preserve the economic benefits and original rights and obligations of their holders.

“Subsidiary” shall mean, with respect to any Person, any other Person Controlled by such first Person (either alone or through or together with any other Subsidiary).

“Third Party” shall mean any Person that is not a Party hereto.

“Transfer” shall mean, with respect to any Shares, (i) when used as a verb, to sell, give, bequeath, transfer, exchange, assign, pledge or in any other way whatsoever encumber or dispose of such Shares or any participation or interest therein, whether directly or indirectly (including by way of the Transfer of such Shares to any Subsidiary of any Person that is subsequently Transferred in whole or in part to any other Person), or to enter into any contract, option, or other arrangement, commitment or understanding to do any of the foregoing actions, and (ii) when used as a noun, any indirect or direct sale, gift, bequest, transfer, exchange, assignment, pledge or any other encumbrance or disposal whatsoever of such Shares or any participation or interest therein or any contract, option, or other arrangement, commitment or understanding to effect any of the foregoing.

“Voting Rights” shall mean the voting rights attached to any Equity Securities that entitle the holder thereof to vote at the shareholder’s meetings of the issuer of such Equity Securities.

Section 1.2 Presumption and Headings

The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that in the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement (including any Exhibits) shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party to this Agreement by virtue of the authorship of any provisions to this Agreement. The Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II

GOVERNANCE AND MANAGEMENT OF CMCP

Section 2.1 General

(a) CMCP shall generally be governed in accordance with the applicable provisions of Moroccan corporate law, except as provided in this Agreement.

(b) The day-to-day management of CMCP shall be the responsibility of its chairman (the “Chairman”) and its senior managers, under the overall direction and supervision of CMCP’s Board of Directors (the “Board”).

Section 2.2 Business and Financial Plans

(a) It is the intention of the Parties to operate the business of CMCP through business plans (the “Business Plans”) outlining the customers and products targeted for sale by CMCP, and financial plans (the “Financial Plans”) outlining the source and application of all capital, including capital budgeting, expense budgeting, compensation of key employees and operating forecast. Preparation of Business Plans and Financial Plans shall be the responsibility of the Chairman, and on such a calendar basis as he shall determine, subject to the approval of the Board and consistent with IP’s reporting requirements. The parties agree that the Financial Plan should include reasonable contingencies for the expenditure of less than material unbudgeted capital items and expense items, so that the Chairman shall have the authority to continue operations without seeking the approval of the Parties for such expenditures.

(b) From the effective date of this Agreement, CMCP shall be run in accordance with the business plan attached hereto as Exhibit I as amended on two points as per the Parties’ agreement (the “Initial Business Plan”) and any subsequent Business Plans adopted by the Board of Directors.

Section 2.3 The Board of Directors

The Shareholders shall take, or cause to be taken, all necessary action as may be required under applicable Moroccan law from and after the Closing, to cause the Board to have the composition and powers set forth in this Section 2.3.

(a) Composition. For so long as (i) COFIPAC shall own no less than 24.5% of the outstanding Shares of CMCP and (ii) Messrs. Aziz Qadiri and Hicham Qadiri shall remain part of the senior management of CMCP, the Board shall be composed of seven (7) directors (the “Directors”), four (4) of which shall be nominated by IP (the “IP Directors”), and three (3) of which shall be nominated by COFIPAC (the “COFIPAC Directors”), including Mr. Aziz Qadiri who shall act as Chairman. In case of impediment of the latter, Mr. Hicham Qadiri shall act as Chairman. The Chairman of the Board of Directors shall not have a casting vote. The Vice Chairman of the Board of Directors shall be the Vice President of International Paper Company’s European Container Division, an IP Director.

(b) Removal. The Parties agree that, if a board member may be revoked at any time by a resolution of a shareholders meeting and the Chairman of the Board of Directors may be revoked by the Board of Directors, they shall not vote for the removal of any Director, including the Chairman, and they shall not vote any of their Shares in favor of the removal of any Director designated pursuant to Section 2.3(a), unless such removal shall be for Cause or the Shareholder entitled to designate such Director shall have consented to such removal in writing; provided, however, that IP shall have the right to cause any IP Director to be removed from the Board at any time and COFIPAC shall have the right to cause any COFIPAC Director to be removed from the Board at any time, in each case with or without Cause and at the relevant Shareholder’s sole discretion.

(c) Vacancies. If a vacancy of a seat on the Board occurs at any time as a result of the death, disability, resignation, retirement, or removal of any Director, the Shareholder that designated the Director whose death, disability, resignation, retirement or removal caused the vacancy shall have the right to designate a replacement Director for appointment or election and the vacancy shall be filled within five (5) Business Days of its occurrence. If at any time there is a vacancy, the Board shall not conduct any further business until a replacement Director has been appointed or elected to the Board in accordance with this Section; provided, however, that the foregoing restriction shall not apply, and the Board may continue to conduct business, in the event that a vacancy has continued for longer than five (5) Business Days after the event giving rise to such vacancy.

(d) Board Meetings. The Board shall meet as often as required by the operations and affairs of CMCP and at least quarterly. Board meetings shall be convened by the Chairman, either acting in its sole initiative or upon the request of any Shareholder, by notice to each Director (by facsimile or electronic transmission) to be received not later than three (3) Business Days before the meeting, stating the date, time and place of such meeting and the agenda of business to be conducted thereat. A Board meeting may be held without the foregoing notice thereof, if all Directors are present and agree to hold a meeting. Meetings may from time to time be held outside of the Morocco.

(e) Quorum. At all meetings of the Board, the actual presence of half of the members of the entire Board, among which no less than two (2) IP Directors and no less than one (1) COFIPAC Director, shall be required to constitute a quorum for the transaction of business. To the extent permitted by applicable Moroccan law, a Director may participate in any meeting of the Board by means of an audio or video conference or other communications equipment that allows all Directors participating in such meeting to hear each other; participation in any such meeting by such means shall constitute presence in person for all purposes (including the satisfaction of any quorum requirement) of this Agreement.

(f) Action by the Board. All actions of the Board shall require the affirmative vote of at least a majority of the Directors present or represented at a duly-convened meeting of the Board held in accordance with Sections 2.3(d) and 2.3(e), including no less than two (2) IP Directors and no less than one (1) COFIPAC Director.

(g) Proxy. Each Director may hold a proxy for one (1) other Director to vote at a Board meeting in accordance with applicable Moroccan law.

(h) Language. The Board meetings shall be held in French and English and the minutes shall be drafted in French and translated to English as needed.

Section 2.4 Management

(a) The Board shall appoint the Chairman and the other senior managers of CMCP, who shall hold their offices for such terms and shall perform such duties as the Board shall determine from time to time. From an operational standpoint, the Chairman shall report to the Vice President of the European Container Division of International Paper, to which CMCP shall belong. Any senior manager may be removed at any time, in compliance with applicable law, by the affirmative vote of the Board and any vacancy occurring among the senior managers shall be filled by the Board. The salaries and other compensation of the senior managers shall be determined by the Board.

(b) The Parties agree that the management of CMCP immediately from and after the Closing shall be Mr. Aziz Qadiri, acting as Chairman, and Mr. Hicham Qadiri, acting as General Manager in charge of Sales and Marketing, each of whom have separately agreed to assume these positions for three years following the Closing. The former members of the managing board of CMCP shall have, like Mr. Hicham Qadiri, upon the adoption by CMCP of the form of a corporation with a board of directors, the authority of general managers, provided, however, that they shall only bind the company with the joint signature of Mr. Aziz Qadiri or Mr. Hicham Qadiri, and subject to the limitations to be determined by the Board, and which shall be reflected in CMCP’s by-laws. IP shall designate the CFO/Controller of CMCP, who may be entitled to the benefits reserved to International Paper Company’s expatriates, provided that International Paper Company shall bear the additional cost pertaining to these benefits. Management shall act in accordance with the annual Financial Plans and Business Plans approved by the Board and in compliance with the provisions of Section 2.5 below. It will regularly inform the Board of Directors of any change or planned change in Morocco’s legislative or regulatory environment.

Section 2.5 Strategic Decisions

CMCP and its management shall take no action with respect to any of the following matters (and shall cause the Subsidiaries of CMCP not to take any action with respect to any of the following matters) without such action being submitted to, and authorized in advanced by, a duly-convened meeting of the Board held in accordance with Sections 2.3(d), (e) and (f):

(i) the adoption of a business plan subsequent to the Initial Business Plan;

(ii) any material departures from an approved business plan;

(iii) the adoption or modification of any annual Financial Plan;

(iv) the appointment, removal and management compensation of senior managers and officers (including facility managing directors, manufacturing / mills managers and sales managers;

(v) sales compensation structure and incentive payout approval;

(vi) any amendment to any existing Affiliates transaction or any approval of any new Affiliates transaction;

(vii) any transaction outside the ordinary course of business, including any (A) merger, statutory share exchange or consolidation or similar corporate transaction proposal, (B) sale or other disposition, directly or indirectly, of all or substantially all of the assets of CMCP, (C) acquisition of the stock of any other Person, (D) joint venture or partnership, (E) incurrence of indebtedness for borrowed money or guarantee of any such indebtedness of another Person, (F) issuance or sale of any debt securities or warrants or rights to acquire any debt securities or any guarantee of any debt securities of another Person, or (G) sale or disposition of any material assets of CMCP not held for sale in the ordinary course;

(viii) any new transaction or new series of related transactions involving (A) export sales of an annual amount in excess of the equivalent in MAD of two hundred fifty thousand US dollars (USD 250,000) or (B) capital expenditures in excess of the equivalent in MAD of three hundred thousand US dollars (USD 300,000);

(ix) any loan or series of related loans (other than any loan to a wholly-owned Subsidiary of CMCP) in excess of three hundred thousand US dollars (USD 300,000);

(x) the adoption or amendment of treasury management policies;

(xi) any plan for the creation or dissolution of Subsidiaries;

(xii) any proposal for the appointment or removal of the statutory auditors of CMCP, or the change or adoption of material accounting principles;

(xiii) any proposal for action to be submitted to the Shareholders meeting;

(xiv) any filing for bankruptcy, voluntary winding up or liquidation or reduction in the share capital of CMCP or any arrangement having the same economic effect as the foregoing;

(xv) internal policies and decisions in respect of safety, environment, human resources and IT; and

(xvi) the grant of authority to any Person to act for or on behalf of CMCP or any of its Subsidiaries in any material way.

Section 2.6 Constituent Documents

As between Shareholders, in the event of any conflict between this Agreement and the bylaws (statuts) of CMCP, this Agreement shall prevail.

Section 2.7 No Conflicting Agreements

No Shareholder shall grant any proxy or enter into or agree to be bound by any stockholder agreement or like arrangements of any kind (including any arrangement or agreement with respect to the acquisition, disposition or voting of any Shares) with any Person (including another Shareholder) that is inconsistent with any of the provisions of this Agreement.

ARTICLE III

FINANCING

Section 3.1 Dividend Policy

CMCP’s dividend policy shall be determined by CMCP’s Board, it being understood that the Parties have agreed that as a general rule fifty percent (50%) of the distributable earnings of each financial year shall be distributed to all of the shareholders as dividends.

Section 3.2 Loans

With the approval of the Board, funding for CMCP may be obtained by loans from commercial or government lending institutions, or from the Parties. Any of such loans shall bear market interest rates. Neither Party shall be required to guarantee loans obtained by CMCP.

Section 3.3 New Capital Requirements

The Parties shall ensure that the capital of CMCP always remains at an adequate level according to its needs. In any event, COFIPAC undertakes not to oppose a capital increase of CMCP when such capital increase results from a legal or regulatory requirement or from an increase of CMCP liabilities or a decrease in CMCP’s assets subject to indemnification under the Share Purchase Agreement and in excess of MAD 100 million in aggregate.

ARTICLE IV

SHARE TRANSFER RESTRICTIONS

Section 4.1 General Restrictions on Transfer

(a) No Transfers except as Permitted. Each Shareholder agrees not to Transfer any Shares now or at any time hereafter owned by it (or any interest therein) to any Person (a “Transferee”), except as expressly permitted by and in accordance with the terms of this Agreement.

(b) Agreement to be Bound. Except as expressly agreed between the Shareholders in writing, no Transfer of any Shares by any Shareholder shall be permitted unless the Transferee shall have executed and delivered to each Party other than the transferring Shareholder, as a condition precedent to such Transfer, an agreement in writing to be bound by the terms of this Agreement.

(c) Compliance with Laws. Notwithstanding any other provision of this Agreement, no Transfer of any Shares to any Transferee shall be permitted unless such Transfer complies with all applicable requirements of law, including the securities laws of any applicable jurisdiction.

(d) No Partial Transfer. Except as expressly permitted under Section 4.2. and Article VI, in no event shall any Shareholder Transfer to any Third Party less than all of the Shares beneficially owned by it and its Affiliates.

(e) No Effect. Any attempt to Transfer any Shares in violation of the provisions of this Agreement shall be null and void ab initio and of no effect and the Shareholders shall cause CMCP not to record any such purported Transfer upon the stock register of the company.

Section 4.2 Permitted Transferees

Any Shareholder shall have the right at any time to Transfer (i) any or all of the Shares that it holds to a Subsidiary owned no less than eighty percent (80%) and (ii) the legally required number of Shares to Directors nominated by it and under its control (each, a “Permitted Transferee”); provided that the Transferring Shareholder shall be liable for reacquiring such Shares prior to the Transferee ceasing to be a Permitted Transferee. For the avoidance of doubt, the provisions of Section 4.3 and Article V shall not apply to Transfers to Permitted Transferees pursuant to this Section 4.2.

Section 4.3 Lock-Up

Subject to the provisions of Section 4.2 and Article VI, for a period of three (3) years from the Closing Date, the Parties undertake to maintain their interest in CMCP at its level as of the Closing Date. The Kadiria company undertakes likewise concerning its Controlling interest in FINAPACK and that of FINAPACK’s interest in COFIPAC.

ARTICLE V

RIGHTS AND OBLIGATIONS RELATING TO THE TRANSFER OF SHARES

Section 5.1 Right of First Offer

(a) If a Shareholder desires to Transfer its Shares, such Shareholder (the “Selling Shareholder”) shall address to the other Shareholder (the “Non Selling Shareholder”) a written notice to that effect (the “Initial Transfer Notice”). The Non Selling Shareholder shall then have ninety (90) days from the date on which the Initial Transfer Notice is sent to determine whether it wishes to purchase the Shares so offered (the “Offered Shares”). If the Non Selling Shareholder wishes to purchase the Offered Shares, it shall deliver a notice (the “Reply Notice”) within such ninety (90)-day period to the Selling Shareholder specifying a purchase price for the Offered Shares (the “Bid Price”) and the other terms on which such Non Selling Shareholder is willing to purchase all (but not less than all) of the Offered Shares. The Selling Shareholder shall have seven (7) days from the date on which such Reply Notice is sent to determine whether to sell to the Non Selling Shareholder all of the Offered Shares at the price and on the other terms set forth in the Reply Notice, after which seven (7) day period the Non Selling Shareholder’s offer shall expire.

(b) If the Selling Shareholder shall have agreed to sell the Offered Shares to the Non Selling Shareholder, then the Non Selling Shareholder shall consummate its purchase by delivering the aggregate purchase price to be paid by it for the Offered Shares via wire transfer of immediately available funds to an account specified by the Selling Shareholder on the agreed closing date which shall be, at the latest, the later of sixty (60) days after the Reply Notice is sent and five (5) days after receipt of all governmental and regulatory consents and approvals and the expiration of all applicable waiting periods. The Selling Shareholder shall not be required to make any representations and warranties, other than as to its good title to the Offered Shares free and clear of all liens, claims and encumbrances, its power and authority as an entity to consummate such Transfer, and the absence of any conflicts, required consents or legal proceedings which could affect such Transfer, and shall not be required to provide any indemnities in respect of the Offered Shares.

(c) If the right of first offer provided for in this Section is not exercised or the Selling Shareholder does not accept the Bid Price, then it may transfer the Offered Shares to any Third Party subject to the provisions of Section 5.2 below.

Section 5.2 Right of First Refusal

(a) Without prejudice to the provisions of Section 5.1, each of the Shareholders hereby grants to the other Shareholder a right of first refusal in connection with any Transfer of Shares (the “Right of First Refusal”), which shall be exercised in accordance with this Section 5.2.

(b) In the event that any Shareholder (the “Selling Shareholder”) has received from or otherwise negotiates with a Third Party (the “Offeror”) an offer to purchase for cash, securities or any other consideration all (but not less than all) of its Shares (the “Offered Shares”), and the Selling Shareholder desires to consummate such Transfer of such Offered Shares to the Offeror (the “Proposed Transfer”), the Selling Shareholder shall address a written notice for this purpose (the “Offer Notice”) to the other Shareholder (such Shareholder, the “Non-Selling Shareholder”). The Offer Notice shall set forth, in reasonable detail: (i) the name and address of the Offeror, provided that if the Offeror is not a natural Person, the Offer Notice shall also set forth the name and address of the Persons that control the Offeror; (ii) the proposed amount and the form of the consideration offered by the Offeror; (iii) if any part of such consideration is in a form other than cash, the Selling Shareholder’s good faith estimate of the Fair Market Value of such non-cash consideration (the aggregate value in cash of all cash and non-cash consideration set forth in clauses (ii) and (iii), the “Cash Equivalent Consideration”); and (iv) the material terms (including any vendor loan or similar arrangement) and conditions of the Proposed Transfer (including copies of the definitive agreements relating to such Proposed Transfer).

(c) If the Cash Equivalent Consideration is below the Non-Selling Shareholder Bid Price under the provisions of Section 5.1(a) hereabove, the Non-Selling Shareholder shall have the right to purchase the Offered Shares at an aggregate price equal to the Cash Equivalent Consideration and on the other terms and conditions set forth in the Offer Notice.

(d) The Non-Selling Shareholder shall deliver a written notice of acceptance to that effect (the “RFR Exercise Notice”) to the Selling Shareholder (with a copy to CMCP) at any time within thirty (30) days after the delivery of the Offer Notice (the “Exercise Period”).

(e) On the date (the “RFR Closing Date”) that is the later of (i) five (5) Business Days after the expiration of the Exercise Period and (ii) ten (10) Business Days after the final determination of the Cash Equivalent Consideration in the case of a dispute of the Fair Market Value of the share other than in cash for the Proposed consideration, the Non-Selling Shareholder shall purchase, and shall pay to the Selling Shareholder the purchase price (in the form and amount set forth in Section 5.2(f)) for all the Offered Shares, against delivery of duly completed and executed transfer forms (bordereaux de transfert) and other appropriate documentation; provided that, if the Transfer of such Offered Shares is subject to the receipt of any regulatory approval, the RFR Closing Date shall be automatically extended until the date that is two (2) Business Days after the receipt of all such regulatory approval.

(f) The purchase price to be paid on the RFR Closing Date shall be in an aggregate amount equal to the Fair Market Value of the Cash Equivalent Consideration and shall be paid in cash in immediately available funds, with the sole representations and warranties referred to in Section 5.1(b) hereabove.

Section 5.3 Tag Along

(a) Without prejudice to the provisions set forth in Section 5.1 and 5.2 hereof, the Shareholders hereby grant to each other a right to participate in any Proposed Transfer under the same terms and conditions than granted to the Selling Shareholder, which shall be exercised in accordance with the provisions of this Section 5.3 (a “Tag-Along Right”).

(b) The Selling Shareholder shall deliver a written notice (the “Tag-Along Notice”) to the Non-Selling Shareholder simultaneously with and in addition to its delivery of the Offer Notice pursuant to Section 5.2. The Tag-Along Notice shall confirm that: if the Non-Selling Shareholder does not timely exercise its Right of First Refusal, it shall be entitled to exercise its Tag-Along Right in connection with such Transfer in accordance with this Section 5.3.

(c) In the event that the Non-Selling Shareholder desires to exercise its Tag-Along Right, it shall deliver a written notice (the “Tag-Along Exercise Notice”) to the Selling Shareholder at any time on or prior to the expiration of the Exercise Period referred to in Section 5.2(d) hereabove.

(d) The Non-Selling Shareholder agrees to cooperate immediately in consummating such Proposed Transfer, including, without limitation, by becoming a party to any transfer agreement and other appropriate related agreements, delivering at the consummation of such Proposed Transfer, duly completed and executed transfer forms (bordereaux de transfert) and taking any other necessary or appropriate action in furtherance thereof, provided that each of the Shareholders shall bear its obligations at its own interest without solidarity with the other Shareholdert.

(e) On and subject to the consummation of the Proposed Transfer, the Non-Selling Shareholder shall be entitled to receive the quote-share of the purchase price paid by the Offeror amounting to the proportion of shares that it holds relative to the total number of Shares Transferred to the Offeror.

(f) If the Selling Shareholder does not consummate the Transfer within one hundred eighty (180) days from the Initial Transfer Notice, then the right of the Selling Shareholder to Transfer the Offered Shares shall terminate and the Selling Shareholder shall be required to comply once more with the procedures set forth in Sections 5.1 and 5.2 with respect to any Proposed Transfer to a Third Party.

Section 5.4 Drag Along

(a) Without prejudice to the provisions set forths in Sections 5.1, 5.2 and 5.3 hereof, in the event that IP would proceed with a Proposed Transfer, COFIPAC irrevocably undertakes to Transfer to the Offeror, at IP’s request, all of FINAPACK’s interest in CMCP, under the same terms and conditions as granted to IP, and in accordance with the provisions set forth in this Section 5.4.

(b) In the event IP wishes to exercise this drag-along right, IP shall deliver to COFIPAC a written notice to this effect, simultaneously with its delivery of the Offer Notice pursuant to Section 5.2. This notice shall confirm that if COFIPAC does not timely exercise its Right of First Refusal, IP shall be entitled to exercise its drag-along right.

(c) The provisions of Section 5.3(d) through 5.3(f) shall be applicable to this Section 5.4, provided that the Selling Shareholder referred to in Section 5.3 shall refer to IP and the Non-Selling Shareholder shall refer to COFIPAC.

ARTICLE VI

PUT AND CALL OPTIONS

Section 6.1 Put Option

(a) IP irrevocably undertakes to buy, at COFIPAC’s request, at their Fair Market Value, all of the CMCP Shares held by COFIPAC (the “Put Option”), in accordance with the provisions set forth in this Section 6.1.

(b) The Put Option may be exercised by COFIPAC (i) at any time between January 1, 2010 and December 31, 2012, or (ii) in the event of the dismissal and/or removal of Messrs. Aziz Qadiri and/or Hicham Qadiri other than for Cause, within one hundred and eighty (180) days of the effectiveness of such events. COFIPAC may only exercise the Put Option once, and only for all of the CMCP Shares that it holds.

(c) If COFIPAC wishes to exercise the Put Option, it shall notify IP of its intent to do so (the “Put Notice”) in the form set forth in Section 12.2. The Put Notice shall constitute an irrevocable commitment on the part of COFIPAC to Transfer all of the CMCP Shares that it holds.

(d) In the event of the Put Notice pursuant to the provisions of Sections 6.1(b) and 6.1(c) above, COFIPAC shall Transfer the CMCP Shares that it holds to IP within ten (10) Business Days following the determination of the Fair Market Value, with the sole representations and warranties referred to in Section 5.1(b) hereabove.

Section 6.2 Lapse of the Put Option

Notwithstanding any contrary provision herein, the Put Option shall lapse and IP shall be discharged of the obligation to acquire the CMCP Shares held by COFIPAC pursuant to Section 6.1 hereabove if any one of the following circumstances has occurred at the time of such acquisition:

(i) filing by IP of indemnification claims under Article VII of the Share Purchase Agreement for an amount exceeding one-third (1/3) of the Purchase Price (as defined in the Share Purchase Agreement), or

(ii) significant deterioration of the legal or tax regime of foreign investment in Morocco, in particular affecting conditions for repatriation of dividends or taxation of economic activities, it being understood that in the event of a mere deterioration of the general foreign investment environment in Morocco, such circumstance shall be taken into account in the determination of the Fair Market Value of the Shares subject to the Put Option.

Section 6.3 Call Option

(a) In consideration for the Put Option described in Section 6.1 above, COFIPAC irrevocably undertakes to Transfer, at IP’s request, at their Fair Market Value, all of the CMCP Shares held by COFIPAC (the “Call Option”), in accordance with the provisions set forth in Section 6.3.

(b) The Call Option may be exercised by IP (i) at any time between January 1, 2010 and December 31, 2012, or (ii) in the event that both Mr. Hicham Qadiri and/or Mr. Aziz Qadiri would no longer have a management function within CMCP or on its board of directors for whatever reason (except for a dismissal and/or removal without Cause), at any time within one hundred and eighty (180) days of the termination of such function. IP may only exercise the Call Option in only one time and for all of the CMCP Shares held by COFIPAC.

(c) If IP wishes to exercise the Call Option, it shall notify COFIPAC of its intent to do so (the “Call Notice”) in the form set forth in Section 12.2. The Call Notice shall constitute an irrevocable commitment on the part of IP to acquire (or to cause to be acquired by any person designated by IP) all of the CMCP Shares.

(d) In the event of the Call Notice pursuant to the provisions of Section 6.3(b) and 6.3(c) above, COFIPAC shall Transfer the CMCP Shares to IP within ten (10) Business Days following the determination of the Fair Market Value, with the representations and warranties referred to in Section 5.1(b) hereabove.

Section 6.4 Change of Control of COFIPAC or FINAPACK

(a) Without prejudice to the provisions of Article 4.3, in the event of a direct or indirect change of Control of COFIPAC or FINAPACK, IP shall have the right to acquire all or part of COFIPAC’s interest in CMCP at its Fair Market Value (the “Purchase Option”). COFIPAC shall immediately notify IP of such a change of Control plan as well as of any appropriate information concerning the contemplated transaction and the potential buyer. IP shall have thirty (30) days from such notice to notify COFIPAC if it wishes (i) to exercise its Purchase Option immediately and to acquire the relevant Shares before the contemplated change of Control, in which case the Parties shall rapidly take the necessary measures to allow the transfer of the relevant Shares to IP, or (ii) to authorize the future change of Control and to defer the exercise of the Purchase Option, subject to the new Controlling shareholder of FINAPACK or COFIPAC recognizing the Put Option and Purchase Option to the benefit of IP beforehand in writing, it being understood that such Purchase Option shall be automatically null and void if the above-mentioned exercise notice has not been sent to COFIPAC within a one-year period as from the completion of the change of Control concerned.

(b) The provisions of paragraph (a) above shall not apply in the event of a merger of COFIPAC with FINAPACK subject to FINAPACK assuming the obligations of COFIPAC hereunder.

(c) COFIPAC shall notify IP of any changes in the capital of COFIPAC or FINAPACK not entailing a change of Control.

ARTICLE VII

CERTAIN ADDITIONAL BUSINESS MATTERS

Section 7.1 CMCP Sole Vehicle

(a) Each Shareholder covenants and agrees that it shall not, and it shall cause its Affiliates not to, (i) conduct, develop, invest or otherwise participate in any business or operations directly competing with the business of CMCP in Morocco, or (ii) acquire (through merger, stock purchase or purchase of all or substantially all the assets of) or otherwise invest in any competitor of CMCP in Morocco; provided, however, that the foregoing restrictions shall not apply to any acquisition by IP or its Affiliates of a business with less than twenty-five percent (25%) of total sales in Morocco.

(b) The foregoing obligations shall survive the termination of this Agreement for a period of three (3) years.

Section 7.2 CMCP Supply Policy

IP shall have a right of first refusal regarding the supply of raw materials sold by International Paper or its Affiliates and necessary to the Business of CMCP, including but not limited to containerboard, which right shall be exercised on an arm’s length basis and based on the best offers made by Third Parties.

Section 7.3 Export Policy and Further Joint Opportunities

(a) CMCP’s sales policy outside Morocco shall be decided by the Board, it being understood that CMCP, as a rule, shall not have activities in the European Economic Area.

(b) The Parties shall consider in good faith the possibility of pursuing joint business opportunities outside of Morocco and of the European Economic Area, either through CMCP or otherwise, consistent with and subject to their respective overall business interests.

ARTICLE VIII

FINANCIAL INFORMATION AND COMPLIANCE

Section 8.1 Business and Financial Records

Full, true, correct and complete financial statements of CMCP shall be kept and maintained by CMCP in accordance with Moroccan generally accepted accounting principles and procedures applied on a consistent basis, in French language, and shall be available in English and compliant with US GAAP within the last four (4) days of each month. The first statements compliant with US GAAP shall be issued for the quarter ending December 31, 2005.

Section 8.2 Financial and Management Reports

(a) Consistent with the established internal reporting and Financial Plans processes of CMCP, CMCP’s general management shall on a regular and timely basis prepare and submit to the Board:

(i) a proposed annual operating Financial Plan of CMCP for the next succeeding fiscal year, which annual operating Financial Plan shall be subject to approval by the Board in accordance with Section 2.5(iii); and

(ii) monthly management reports that shall include statements on the sales, cost items and the cash position of CMCP, setting forth in each case in comparative form the corresponding figures for the corresponding period (A) of the preceding fiscal year and (B) in the annual operating Financial Plan for CMCP for such period, all in reasonable detail and accompanied by a succinct narrative discussion of the results of operations compared against the annual operating Financial Plan of CMCP.

(b) In addition, as promptly as practicable, CMCP shall inform the Shareholders of:

(i) the occurrence of any circumstance or event likely to result in a material adverse change in the results of operations or financial condition or prospects of CMCP;

(ii) the commencement of all actions, suits and proceedings before any Governmental Authority affecting CMCP.

(c) CMCP shall deliver to the Shareholders such financial and other management reports as the Shareholders may reasonably request.

Section 8.3 Quarterly and Annual Reports

CMCP shall deliver to the Shareholders the detailed financial statements of CMCP for each fiscal quarter, semester and fiscal year, in a format that complies with the disclosure and reporting obligations of the Shareholders, including financial reporting in US GAAP.

Section 8.4 Access

CMCP shall permit the Shareholders and their respective authorized Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the management, premises and books and records of CMCP for purposes consistent with this Agreement, including the purposes of auditing and verification.

Section 8.5 Compliance with Applicable US Regulatory Obligations

COFIPAC acknowledges that, as an indirect Subsidiary of the International Paper Company, CMCP will be subject to various compliance obligations under applicable US laws and regulations, and undertakes to support and facilitate the timely compliance of CMCP with such requirements.

ARTICLE IX

INTELLECTUAL PROPERTY

Unless specifically agreed to in writing, neither Party shall acquire any right, title, or interest in, or to the intellectual property of the other.

(a) During the course of the business of CMCP, it may be necessary for one Party to disclose to the other, or to CMCP, certain valuable, confidential, technical data, processes, trade secrets, or other information (hereinafter referred to as “Trade Secrets”) as to design, manufacture, marketing, or distribution of packaging materials or the Products. Each

Party agrees to keep, and shall ensure that its employees shall keep, in confidence and not to disclose to others or for the benefit of any Third Party such Trade Secrets disclosed by the other Party. Such obligation shall apply to Trade Secrets that are in written or other tangible form or oral disclosures. To safeguard the confidentiality of such Trade Secrets, CMCP and both Parties shall use at least the same degree of care to avoid publication or dissemination of such information as they use with their own materials or information which they do not desire to have published or disseminated.

(b) No Trade Secrets shall be considered proprietary and accorded confidentiality if such Trade Secret is or becomes available publicly through no wrongful act of CMCP or receiving Party, is rightfully received from a non-Affiliated Third Party without restriction, is furnished to a Third Party by the owner of the Trade Secret without a similar restriction on the Third Party’s rights, is independently developed by CMCP or receiving Party, or was already in possession of CMCP or the receiving Party prior to the date of disclosure.

(c) COFIPAC hereby acknowledges IP’s exclusive right, title and interest in and to all industrial and intellectual property pertaining to the packaging materials, the products, the confidential information, and the Trade Secrets disclosed by IP to COFIPAC and CMCP pursuant to this Agreement, and agrees not to contest and not to do or cause at any time any act or thing which would in any way impair any part of IP’s right, title, ownership and interest thereto other than where COFIPAC has a legitimate and good faith basis to contest the same. This shall not apply to any industrial or intellectual property of IP which is already known to COFIPAC or which is published or otherwise generally available to the public, except in consequence or a willful or negligent act or omission of COFIPAC or its employees or other personnel.

(d) Certain trademarks and products names to be used by CMCP in connection with the manufacture and sale of the products will be registered by IP in the name and at the cost of IP, and shall be the subject of a Trademark License Agreement to be signed between IP and CMCP to be registered by and at the cost of CMCP.

(e) All intellectual property jointly developed by CMCP and IP shall belong jointly to CMCP and IP, provided that the Parties mutually agree in writing to the same prior to the commencement of such joint development efforts. In such a case, CMCP and IP shall grant to International Paper Company a paid-up royalty free license for the term of this Agreement.

(f) Except as set forth in paragraph (e) above, the rights arising under this Article IX shall survive for five (5) years following the termination of this Agreement.

ARTICLE X

CONFIDENTIALITY

Section 10.1 Confidential Information

(a) Except as otherwise provided by this Agreement, each Party agrees that all information relating to any other Party or its Affiliates or to CMCP and its Subsidiaries obtained by such Party (whether before or after the date hereof) in connection with this Agreement, or in the course of negotiations or investigations leading up to the execution of this Agreement (all such information “Confidential Information”), shall be kept confidential by such Party.

(b) In addition, each Party agrees (i) to use such Confidential Information solely for the purposes contemplated by this Agreement, or as necessary to carry out the transactions contemplated hereby, and not to use it for any other purpose; (ii) not to disclose to any Person such Confidential Information, provided that any Party may disclose such Confidential Information to its Representatives who need to know such Confidential Information for purposes contemplated by this Agreement or as necessary to carry out the obligations of such Party hereunder, (iii) not to disclose to any Person that such Confidential Information has been made available to it and (iv) not to disclose to any Person the existence of this Agreement or any of the terms, conditions, or other facts with respect to this Agreement, without the prior written consent of the other Parties. Each Party will inform its Representatives of the confidential nature of the Confidential Information and each Party agrees to be responsible for any breach of this Section 10.1 by its respective Representatives.

(c) Notwithstanding anything to the contrary herein, the term “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Party relying on this exception or any of its Representative); (ii) was available to any Party on a non-confidential basis from a source other than any other Party or its Affiliates or any Representative of the foregoing (acting in its capacity as Representative), provided that such source was not known by the Party relying on this exception to be in breach of any obligation of confidentiality to any other Party; or (iii) has been independently acquired or developed by any Party without the use of, and is not derived from, any Confidential Information.

Section 10.2 Required Disclosure

(a) Notwithstanding Section 10.1, if any Party or any of its Affiliates or any of their Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Party or Affiliate shall provide the relevant other Party with prompt prior written notice of such requirement (but in any event within twenty-four (24) hours) to enable the relevant other Party to seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 10.2. In the event that such protective order or other remedy is not obtained, or that the relevant other Party waives compliance with the provisions hereof, the Party subject to the legal compulsion agrees to, and to cause their Affiliates and Representatives to, furnish only that portion of the Confidential Information which such compelled Party is advised by counsel is legally required and to exercise its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Notwithstanding clause (iv) of Section 10.1(b), any Party may disclose the existence and content of this Agreement, to the extent that such disclosure, on the advice of counsel, is required under applicable law; provided that such Party provide the other Party with prior written notice of, and (if reasonably practicable) opportunity to review and comment on, the form and content of such disclosure.

ARTICLE XI

TERM

Section 11.1 Effective Date - Termination

This Agreement shall become effective on the Closing Date and, unless terminated at an earlier date by the mutual agreement of the Parties, shall continue in full force and effect until the earlier to occur of (i) the Sale by either Party of the entirety of its interest in CMCP in accordance with the provisions hereof or (ii) the twentieth (20th) anniversary of the Closing Date.

Section 11.2 Effect of Termination; Survival

The obligations set forth in Articles IX, X, XI and XII shall survive the termination or expiration of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Fees and Expenses

Each of the Parties shall bear the expenses and fees incurred by it or for it in relation to this Agreement, including the fees of any legal, accounting and financial advisors.

Section 12.2 Notices

All notices, demands, and other communications required or permitted to be given to any Party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days after deposit in the mail, certified or registered mail, return receipt requested and with first-class postage prepaid, and, regardless of method, addressed to the Party at its email address or facsimile number set forth below (or at such other address or facsimile number as such Party shall furnish the other Party in accordance with this Section):

(a) If to I.P. CONTAINER HOLDINGS (Spain) S.L.:

20, General Yagüe

Madrid 28020

Spain

Attn: Mr. Marc Van Lieshout

With a copy to:

INTERNATIONAL PAPER (EUROPE SA)

Chaussée de la Hulpe 166

1170 Brussels

Attn: General Counsel

Facsimile: +32 2 774 1259

(a) If to COFIPAC:

Mr. Aziz Qadiri

Casablanca (Aïn Sebaâ)

Route Secondaire 110, boulevard Chefchaouni

Morocco

Facsimile: +212 22 35 07 54

Email: azizqadiri@cofipac.com

Section 12.3 Entire Agreement

This Agreement, together with the SPA and any agreement between the parties referred to herein and therein, embody the entire agreement of the Parties hereto with respect to their joint investment in CMCP.

Section 12.4 Modifications and Waivers

(a) This Agreement shall only be modified by a written agreement duly signed by the Parties.

(b) Any waiver by a Party to one of its rights pursuant to this Agreement shall only take effect if made in writing, and shall be strictly interpreted.

(c) No waiver of any one of the provisions of this Agreement shall constitute a waiver of any other provision.

Section 12.5 Severability

If any of the provisions of this Agreement becomes null, illegal, unenforceable, or incapable of being performed in any manner whatsoever (hereinafter, “Disputed Provisions”):

(i) the validity and enforceability of the other provisions shall not be affected or compromised in any way; and

(ii) the Parties shall negotiate in good faith in order to replace the Disputed Provisions with valid and enforceable provisions that are as close as possible to the Parties’ common intent or, if such common intent cannot be determined, the intent of those among the Parties which the Disputed Provisions is supposed to protect.

Section 12.6 Language

This Agreement has been executed both in French and in English language.

If any difficulty regarding interpretation were to arise, the Parties shall refer to both French and English versions of this Agreement to determine their intent.

If any contradiction between the French version and the English version of this Agreement were to arise, the French version shall prevail.

Section 12.7 Successors and Assigns; No Third-Party Beneficiaries

This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties hereto or their respective permitted successors and assigns, any rights, remedies or liabilities. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties and any purported assignment without such consent shall be void.

Section 12.8 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of France to the fullest extent compatible with any mandatory provision of Moroccan corporate law.

Section 12.9 Dispute Resolution

(a) The Parties shall seek to resolve amicably any dispute between them arising out of, or in connection with this Agreement (including, without limitation, in respect of the validity, interpretation, enforcement, breach or termination thereof), or any of the transactions contemplated hereby, through good faith negotiations for a period of ninety (90) days following written notice in reasonable detail of the existence of such dispute by either Party to the other.

(b) If at the end of such ninety (90) day period, the Parties shall have been unable to resolve such dispute, either Party may submit the matter to international arbitration for final settlement under the Rules of Arbitration of the International Chamber of Commerce as in effect on the date of commencement of the arbitration. The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with said Rules. The seat of arbitration shall be Paris, France. The arbitration proceeding shall be conducted in the French language, provided that the Parties may file their submissions in French or English and that evidentiary documents and testimonies may be submitted in their original language if such language is English.

(c) The arbitral tribunal shall not have the power to alter or modify any of the express provisions of this Agreement or to act as “amiable compositeur”.

The arbitral award may include pre-award and/or post-award interest, at a rate of interest set in the discretion of the arbitral tribunal, but not in excess of the rates of pre-judgment or post-judgment interest, as the case may be, permitted by applicable law. The award granted by the arbitral tribunal may be subject to a decision conferring authority to execute the award (exequatur) in any court having jurisdiction in the country in which assets of any liable Shareholder is located. The Shareholders agree that such award shall be enforceable in any country or countries in which such assets are found and agree to submit to enforceability of such award in such country or countries.

(d) The Parties shall use their best efforts to cause arbitration proceedings arising under this Section 12.8 to proceed in a prompt and cost-effective manner, avoiding all undue delay and with the intention that the arbitration award is rendered not more than one hundred twenty (120) calendar days from the date of the confirmation by the ICC of all of the members of the arbitral tribunal, unless the Arbitration Court of the ICC decides to extend the proceedings in accordance with the Rules of Arbitration of the ICC.

(e) The foregoing provisions of this Section 12.8 shall not preclude any Party from applying for any preliminary or interim injunctive remedies or restraining order available from any court of competent jurisdiction where necessary to protect its rights hereunder, including securing the subsequent enforcement of any arbitral award made pursuant to the procedures provided in this Section 12.8.

[The remainder of this page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Executed in Casablanca and Brussels, on September 15, 2005

In three (3) originals

I.P. CONTAINER HOLDINGS (Spain) S.L.

By:
Mr. Marc Van Lieshout
Chairman of the Board of Directors

FINAPACK

By:
Mr. Aziz Qadiri
Chairman of the Managing Board

KADIRIA

By:
Mr. Aziz Qadiri
Partner, representative of Mr. Omar Qadiri, Manager

For the purposes of the provisions of Articles 4.3 and 6.4

Exhibit I     Initial Business Plan